Exhibit 4.21

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of July 24, 2013, by and among Encana Corporation, a corporation duly organized and existing under the laws of Canada (the “Corporation”), having its principal office at Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta T2P 2S5, and The Bank of New York Mellon, as successor trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Corporation (as successor by amalgamation to PanCanadian Petroleum Limited) and The Bank of Nova Scotia Trust Company of New York, as retiring trustee under the Indenture referred to below (the “Retiring Trustee”) are parties to that certain indenture, dated as of November 5, 2001 (as amended by the First Supplemental Indenture dated as of January 1, 2002, as amended by the Second Supplemental Indenture dated as of January 1, 2003, and as amended by the Third Supplemental Indenture dated as of November 20, 2012, the “Indenture”), under which the Corporation may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which the Corporation’s 7.2% Notes due 2031 (the “Securities”) were issued;

WHEREAS, the Retiring Trustee has provided notice to the Corporation dated as of June 19, 2013 of its resignation as trustee under the Indenture with respect to the Securities;

WHEREAS, the Corporation, the Retiring Trustee and the Trustee have entered into an Agreement of Resignation, Appointment and Acceptance, dated as of July 24, 2013, whereby, among other things, (i) the Corporation has appointed the Trustee as successor Trustee under the Indenture and as successor to the Retiring Trustee in any other capacity in which the Retiring Trustee acts pursuant to the Indenture, (ii) the Retiring Trustee has assigned, transferred, delivered and conferred to the Trustee all of its rights, title and interest under the Indenture and (iii) the Trustee has accepted its appointment as successor Trustee and as successor to the Retiring Trustee in such other capacity in which the Retiring Trustee acts pursuant to the Indenture;

WHEREAS, Section 901(9) of the Indenture provides that without the consent of any Holders, the Corporation, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to close the Indenture with respect to the authentication and delivery of additional series of Securities, to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action shall not adversely affect the interests of the Holders of Securities of any series and any related coupons in any material respect;

WHEREAS, the entering into of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Corporation and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

1. Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2. Amendments.

(a)	The definition of “Corporate Trust Office” in Section 101 is hereby amended and restated in its entirety to read as follows:

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office on the date of execution of this Indenture is located at 101 Barclay Street, Floor 4 East, New York, New York 10286, except that with respect to presentation of Securities for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

(b)	Section 105(1) is hereby amended and restated in its entirety to read as follows:

“(1) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention: International Corporate Trust, or”

(c)	Section 202 is hereby amended and restated in its entirety to read as follows:

“Subject to Section 611, the Trustee’s certificate of authentication shall be in substantially the following form:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated therein referred to in, and issued under, the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By
Authorized Signatory”

(d)	The final paragraph of Section 611 is hereby amended and restated in its entirety to read as follows:

“If an appointment with respect to one or more series is made pursuant to this Section, the Securities of such series may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:

Dated:

This is one of the Securities of a series referred to in, and issued under, the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By
as Authenticating Agent

By
Authorized Signatory”

3. Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

4. Responsibility of Trustee. The Trustee shall not be responsible for the validity as to the Corporation or sufficiency of this Supplemental Indenture or as to the due execution hereof by the Corporation or as to recitals of fact contained herein, all of which are made solely by the Corporation.

5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7. Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first above written.

Encana Corporation

By:	/s/ Sherri A. Brillon
Name:	Sherri A. Brillon
Title:	Executive Vice-President & Chief Financial Officer

By:	/s/ Gerald T. Ince
Name:	Gerald T. Ince
Title:	Vice-President & Treasurer

The Bank of New York Mellon, as Trustee

By:	/s/ Catherine F. Donohue
Name:	CATHERINE F. DONOHUE
Title:	VICE PRESIDENT

[Signature page to Fourth Supplemental Indenture to 2001 Indenture.]